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                                                                     EXHIBIT 5.1


                                 Stoel Rives LLP
________________________________________________________________________________
                                    Attorneys

                            Standard Insurance Center
                         900 SW Fifth Avenue, Suite 2600
                           Portland, Oregon 97204-1268

                                January 19, 2006

Board of Directors
Tektronix, Inc.
14200 SW Karl Braun Drive
Beaverton, Oregon  97077

        We have acted as counsel for Tektronix, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering
(i) 1,300,000 Common Shares, no par value, of the Company issuable in connection with the Company's 2000 Employee Share Purchase Plan, as amended and (ii) 3,800,000 Common Shares, no par value, of the Company issuable in connection with the Company's 2005 Stock Incentive Plan. We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

        Based on the foregoing, it is our opinion that:

        1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

        2. The shares have been duly authorized and, when issued pursuant to the applicable plan and in accordance with resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,



                                 STOEL RIVES LLP